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                                                                 EXHIBIT 10.iiid

COMMERCIAL METALS COMPANY KEY EMPLOYEE
ANNUAL INCENTIVE PLAN


PURPOSE
The objectives for the Annual Incentive Plan are to:

o Pay for short-term results which help drive longer term shareholder value creation for Commercial Metals Company including achieving annual business and financial performance targets;

o Encourage senior management to promote the interests of the Company and subsidiaries by linking compensation to the Company's consolidated financial results;

o Maintain an entrepreneurial culture among key management employees by linking compensation to results for their business unit or area of responsibility;

o Communicate expectations, results, and incentive payouts in a clear, unambiguous way;

o Provide total cash compensation levels that are competitive with or above the market, especially with high performance; and

o Fund the incentive payouts from results achieved consistent with acceptable returns for shareholders.

PARTICIPANTS
Those executive officers of the Company and selected other senior managers as approved by the compensation committee.

AWARD OPPORTUNITIES
Each eligible plan participant has a target award opportunity, expressed as a percentage of base salary. The target award represents the level of bonus payment the participant may earn in the event financial performance is achieved at targeted levels and acceptable organizational standards are met.

In addition, a threshold and superior award level will be established bounding payouts for performance levels that exceed or fall below the target level. Total bonus awards by segment for all eligible employees (including those bonuses paid to participants in the annual incentive plan) are subject to a 20% ceiling limitation of operating profit.


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PERFORMANCE MEASUREMENT
At the beginning of each fiscal year, senior management will establish and communicate the specific range of performance objectives for the Company and business units/individuals. The objective will reflect the key strategic goals of the Company and will be aligned and supportive of higher level plans, and be realistic and attainable stretch goals. The goals will be reviewed and the key performance factors approved by the compensation committee; the review process will consider the goals in light of the external environment and shareholder return and are subject to modification by the committee.

At the end of the fiscal year, actual relative performance against these goals will be measured, and the resulting incentive amounts will be calculated. The compensation committee will approve final awards and may consider factors other than financial performance and unforeseen issues.

PERFORMANCE MEASURE
The primary performance measure of the Annual Incentive Plan is operating profit defined as FIFO operating profit before taxes but after interest expense (income).


WEIGHTING OF CORPORATE, BUSINESS UNIT, AND INDIVIDUAL PERFORMANCE
Based on a participant's function and position level, the award opportunity is proportionally weighted by the results of Commercial Metals Company's consolidated performance and its underlying segments. For instance, the CEO's award performance is based entirely on the consolidated performance of the Company. The President of the Marketing and Trading division's award performance is based 70% on the Marketing and Trading segment performance and 30% on consolidated performance.